EXHIBIT 10.13

SOFTWARE LICENSE AGREEMENT

FOR

PALM OS SOFTWARE

This Software License Agreement is entered into by and between Palm, Inc. (“Palm”), a Delaware corporation with a place of business at 5470 Great America Parkway, Santa Clara, CA 95052, Palm Ireland Investment, a company organized and existing under the laws of The Republic of Ireland with a place of business at 25-28 North Wall Quay, International Financial Services Centre, Dublin 1, Ireland (referred to individually as “Palm Ireland” or collectively with Palm, Inc. as “Palm”) and AlphaSmart, Inc. (“Licensee”), a California corporation with a place of business at 20400 Stevens Creek Blvd., Suite 300, Cupertino, CA 95014. The effective date of this Agreement shall be the date last executed below (“Effective Date”), provided that this Agreement shall not be effective in the absence of any and all required governmental approvals.

RECITALS

A. Palm or its suppliers are the owners of software and other technology related to the Palm OS platform.

B. Licensee is a developer, manufacturer and marketer of, among other things, handheld computing products.

C. Licensee desires to obtain a license to certain Palm software and technology, as more particularly described in Exhibit A (Palm Deliverables), in order to develop, manufacture and market certain handheld computing and communications products incorporating, and compatible with, such Palm software and technology. Palm is willing to grant Licensee such a license upon the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1. Definitions

1.1 “API” means technology which provides a set of functions for developing software and hardware intended to interface in an integrated manner with the Palm Software, whether this technology is in the form of an application program interface or otherwise.

1.2 “Confidential Information” means that information of either party (“Disclosing Party”) which is disclosed to the other party (“Receiving Party”) pursuant to this Agreement in written form and marked “Confidential,” “Proprietary” or similar designation, or if orally disclosed, that information which the Receiving Party should reasonably discern, by an objective examination of the disclosure and the surrounding facts and circumstances, to be confidential in nature. Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, product plans, sales and marketing plans and business information. References to either party as a Receiving Party or a Disclosing Party shall also include all of such party’s present and future subsidiary and parent companies, subject to the restrictions contained in this Agreement.

1.3 “Derivative Works” means any software programs, and copies thereof, which are developed by Licensee and which are based on or incorporate any part of the Palm Software delivered by Palm hereunder, including without limitation any revision, modification, translation (including compilation or recapitulation by computer), abridgement, condensation, expansion, or any other form in which the Palm Software may be recast, transformed or adapted, and that, if prepared without Palm’s authorization, would constitute a copyright or trade secret infringement of the Palm Software.

1.4 “Licensee Products” means those certain products specified in Exhibit D (Licensee Products, Royalties and Fees) developed by Licensee which contain the Palm Software, in whole or in part, as the sole operating system and which are combined with Licensee’s added value as described on Exhibit D. The parties agree that such exhibit may only be amended by a writing signed by both parties.

1.5 “Licensee Software” means any software developed, acquired, or licensed by Licensee, or for Licensee by a third party, for the Licensee Products.

1.6 “Net Revenue” [*].

1.7 “New Version” means a new release of the Palm Software for which the number to the left of the decimal point is increased. For example, Palm Software version 5.0 would be a New Version following Palm Software version 4.x.

1.8 “Palm Compatibility Trademarks” means the Palm compatibility trademarks listed in Exhibit H.

1.9 “Palm Device Applications” means the applications files described in Section A.1.2 of Exhibit A (Palm Deliverables).

1.10 “Palm Device Applications SDK” means Palm’s commercially available software development kit for applications for the Palm OS platform as described in Section A.2 of Exhibit A (Palm Deliverables).

1.11 “Palm Desktop Software” means the HotSync manager and conduit software described in Section A.1.3 of Exhibit A (Palm Deliverables) and the desktop applications software described in Section A.1.4 of Exhibit A (Palm Deliverables).

1.12 “Palm Development Environment” means the development and debugging tools relating to the Palm OS Software described in Section A.3 of Exhibit A (Palm Deliverables), including a list of certain third-party development tools that are commercially available relating to the Palm OS Software, provided that Licensee shall be responsible for obtaining any necessary rights for such third-party development tools.

1.13 “Palm End-User Documentation” means the end-user documentation related to the Palm Software as described in Section A.4 of Exhibit A (Palm Deliverables).

1.14 “Palm Installation CD Files” means the artwork, guided tour files, and other files and related elements of the Palm installation CD as described in Section A.5 of Exhibit A (Palm Deliverables).

* This provision is the subject of a Confidential Treatment Request.

1.15 “Palm Materials” means the Palm End-User Documentation, the Palm Technical Documentation, and any Palm end user materials provided hereunder, English language versions thereof.

1.16 “Palm OS Software” means the Palm operating system software files and builds tools described in Section A.1.1 of Exhibit A (Palm Deliverables), which may be updated by Palm from time to time. All Palm OS Software shall be provided in object code form only, except as may be agreed by the parties in writing or as otherwise set forth in this Agreement.

1.17 “Palm Software” means the items described in Section A.1 through A.1.6 of Exhibit A (Palm Deliverables), which may be updated by Palm from time to time. All Palm Software shall be provided in object code form only, except as may be agreed by the parties in writing or as otherwise set forth in this Agreement. Palm Software includes any Updates, Upgrades or Upgrades of any of the foregoing.

1.18 “Palm Source Code” means certain source code for Palm Software which Palm, at its sole option, may elect to provide to Licensee from time to time.

1.19 “Palm Source Code Documentation” means certain technical documentation relating to Palm Source Code which Palm, at its sole option, may elect to provide to Licensee from time to time.

1.20 “Palm Technical Documentation” means the technical documentation, repair manuals, service manual, engineering schematics, and other materials relating to the Palm Software as described in Section A.6 of Exhibit A (Palm Deliverables).

1.21 “Palm Trademarks” means the Palm Compatibility Trademarks (as defined in Section 2.3(c) (Trademark License)) and the Other Palm Trademarks listed in Exhibit H, attached hereto.

1.22 “Update” means a new release of the Palm Software which, for reason of additional functionality, the number to the right of the decimal point is increased. For example, Palm Software 4.1 would be an Update to Palm Software 4.0.

1.23 “Upgrade” means a bug fix, workaround, or patch to correct any reproducible error in the Palm Software for which the number to the right of the second decimal point is increased. For example, Palm Software 4.0.1 would be an Upgrade to Palm Software 4.0.

2. Licenses

2.1 Development and Documentation License. Subject to the terms and conditions of this Agreement, Palm hereby grants to Licensee a personal, limited, non-exclusive, non-transferable, fully-paid license to the following solely to develop, manufacture, test and support the Licensee Products (and the Licensee Software to the extent such Licensee Software is incorporated in the Licensee Products): (a) use the Palm Development Environment and the Palm Device Applications SDK in object code form only, and (b) use and reproduce the Palm Software, in object code form only, and the Palm Materials.

2.2 Distribution License. Subject to the terms and conditions of this Agreement, Palm hereby grants to Licensee a personal, limited, non-exclusive, non-transferable, worldwide (subject to Section 2.8(a)), royalty-bearing license to use, reproduce, and distribute, directly and indirectly through its standard distribution channels: (a) the Palm OS Software and Palm Device Applications, in object code form, solely when embedded into Licensee Products; (b) the Palm Desktop Software and Palm Installation CD Files, in object code form, and Palm End-User Documentation solely when bundled with Licensee Products; and (c) any Upgrades, Updates and New Versions, in object code form only, on a stand-alone basis to be used solely with Licensee Products. Licensee certifies that, except as provided in Section 2.2(c), it will distribute the Palm OS Software and Palm Device Applications only as incorporated into Licensee Products which, by an objective examination of such factors as cost, product features and pricing, represent a significant enhancement of such Palm Software (with regard to both value and function). Licensee acknowledges and agrees that at such time it elects to distribute any Upgrade. Update or New Version, whether contained in or bundled with a Licensee Product or on a stand-alone basis pursuant to the terms of this Section, Licensee shall distribute the complete New Version, Update and Upgrade in its entirety and may not distribute only a subset of same.

2.3 Compatibility and Trademark License.

(a) Compatibility Testing. Prior to the release of each of the Licensee Products and for each Update, Upgrade and New Version that Licensee may embed into such products, Licensee shall submit the Licensee Products [*] to any of Palm’s approved independent compatibility testing labs (“Approved Testing Lab”) for compatibility testing in accordance with the test criteria attached hereto as Exhibit B (the “Test Criteria”). If the Approved Testing Lab rejects the Licensee Products because of a nonconformance with the Test Criteria, then such testing lab will provide Licensee and Palm a detailed written statement of the reasons for such rejection (“Statement of Errors”). Upon receipt of the Statement of Errors, Licensee shall use reasonable efforts to modify the Licensee Products to conform to the Test Criteria. The parties acknowledge that the contents of the Test Criteria may need to be changed from time to time if major new functionality is added to the Palm Software. Palm shall use its reasonable discretion in determining new Test Criteria for such Palm Software with such new functionality and will apply such new Test Criteria to its internal customers and to Licensee and its other licensees of the Palm Software.

(b) Compatibility Certification Requirement. Licensee agrees that it shall not release or distribute any Licensee Products incorporating any part of the Palm Software which have not received compatibility certification pursuant to subsection (a) above from an Approved Testing Lab in accordance with the Test Criteria (“Compatibility Certification”). Each version of a Licensee Product shall be required to pass the Test Criteria only once, regardless of Palm’s subsequent modifications to the Palm Software. However, in order to obtain Compatibility Certification for Palm Software with new functionality and new Test Criteria as described in Section 2.3(a), Licensee may submit Licensee Products for compatibility testing against such new Test Criteria in accordance with Section 2.3(a). Licensee may indicate Compatibility Certification for Licensee Products only with respect to the version(s) of the Test Criteria which the Licensee Products have passed. If Licensee creates a foreign language version (“Localized Version”) for the United Kingdom (English language only), France, Italy, Germany or Spain of a Licensee Product that has received Compatibility Certification, then Licensee may, at its option [*], conduct the compatibility testing of such Localized Version itself (i.e. without using an Approved Testing Lab), provided that all of the following conditions are met:

(i) The Localized Version does not contain any incremental operating system software or functionality which was not contained in the primary Licensee Product which received Compatibility Certification from an Approved Testing Lab.

(ii) None of the Approved Testing Labs could commit to completing the Compatibility Certification for the Localized Version within thirty (30) days from receipt of such Localized Version. If an Approved Testing Lab commits to such deadline, but the compatibility testing exceeds such

* This provision is the subject of a Confidential Treatment Request.

time period, because the Approved Testing Lab issued a Statement of Errors, then the Approved Testing Lab shall be afforded an additional period of time to complete such testing as may be reasonably required to fix such errors and retest, taking into consideration both the nature of such errors and Licensee’s timeliness and responsiveness in correcting such errors.

(iii) Licensee shall conduct the compatibility testing of the Localized Version strictly in accordance with the Test Criteria and using the compatibility test suite provided by Palm for the primary version of the Licensee Product which received Compatibility Certification from an Approved Testing Lab.

(iv) At least five (5) days prior to the date Licensee first releases such Localized Version, Licensee delivers to Palm a copy of the compatibility test results, together with a written statement by an officer of Licensee certifying that the Localized Version satisfied the Test Criteria and qualifies for Compatibility Certification pursuant to the terms hereof.

(v) Palm may at any time audit the compatibility test results and/or Licensee’s compatibility testing procedure to verify Licensee’s compliance with the terms of this Section 2.3.

Licensee acknowledges and agrees that it shall be a material breach of this Agreement for purposes of Section 15.3 (Right to Terminate) if Licensee releases a Licensee Product which has not first strictly satisfied the requirements of Compatibility Certification hereunder.

(c) Trademark License. Subject to subsections (a) and (b) above and the other terms and conditions of this Agreement, Palm hereby grants to Licensee a personal, limited, non-exclusive, non-transferable, fully-paid license to use, subject to the guidelines set forth in Palm’s Trademark Policy Guidelines attached hereto as Exhibit C, the Palm compatibility trademarks listed in Exhibit H (Palm Compatibility Trademarks) (the “Palm Compatibility Trademarks”) in connection with the marketing and sale of Licensee Products which incorporate the Palm Software and that have received Compatibility Certification, provided that Licensee will first obtain Palm’s prior written approval for the publication of any statements referring to Palm’s trademarks or products, including but not limited to any statements displayed on Licensee’s website. Palm shall have the right to change the Palm Compatibility Trademarks upon written notice to Licensee. Licensee shall use the Palm Compatibility Trademarks in conjunction with the distribution, promotion, and marketing of any and all Licensee Products that have received Compatibility Certification, consistent with the guidelines set forth in Exhibit C. The foregoing license shall be limited to use of the Palm Compatibility Trademarks for the purposes of Section 8.3 (Branding). Further, the foregoing license to the mark “Palm OS” shall be strictly limited to the applicable version number of the Palm OS Software designated by Palm and Licensee shall have no license to use a New Version name/number in connection with the distribution, promotion or marketing of any Licensee Product or related material (including, without limitation, on the Licensee Product or in any advertising, promotional or packaging materials) until such time as the Licensee Product has received Compatibility Certification for such New Version. The rights granted to Licensee in this license will terminate upon any termination or expiration of this Agreement. Upon such termination or expiration, Licensee will no longer make any use of any Palm Compatibility Trademarks.

(d) Trademark Ownership. Licensee acknowledges that Palm owns exclusive rights in the Palm Trademarks. Licensee will not use PALM as part of any of its product, service, domain or company names and will not take nor authorize any action inconsistent with Palm’s exclusive trademark rights during the term of this Agreement or thereafter. Nothing in this Agreement grants Licensee ownership or any rights in or to use the Palm Trademarks, except in accordance with the license set forth in Section 2.3(c). Palm will have the exclusive right to own, use, hold, apply for registration for, and register the Palm

Trademarks during the term of, and after the expiration or termination of, this Agreement in any country worldwide; Licensee will not use any of the Palm Trademarks to directly or indirectly promote or distribute handheld computing products not designed for the Palm OS platform. Unless otherwise instructed by Palm, Licensee will use a legend on its website and all printed materials and products bearing the Palm Trademarks similar to the following: “[Licensee name] uses the [Palm Trademark used] under express license from Palm, Inc.”

(e) Quality Maintenance. Licensee agrees that the overall quality of the Licensee Products and all related advertising, promotional and other related uses of the Palm Trademarks shall conform to or exceed industry standards. Licensee agrees to cooperate with Palm in facilitating Palm’s quality control. Palm shall have the right to receive free samples of all advertising and promotional materials and reasonable numbers of sample production [*] of the Licensee Products and related Licensee documentation on which such trademarks are used to ensure that Palm’s quality standards are maintained. Licensee will provide Palm with drafts of all significant revisions to such materials (including press releases) using the Palm Trademarks before making such materials publicly available. Licensee shall comply with all requests from Palm to correct any quality deficiencies in such materials and its website.

2.4 No Right to Sublicense or Use Contract Manufacturers. Licensee shall have no right to, and shall not, sublicense any of its rights under this Agreement to OEMs, consultants, contractors, or any other third parties. Licensee shall have the right to use those third parties identified on Exhibit I (Approved Contractors) attached hereto (the “Approved Contractors”) to manufacture, develop, test, or support the Licensee Products. Except for the Approved Contractors, Licensee shall have no right to, and shall not, use third parties to manufacture, develop, test, or support any Licensee Products without Palm’s prior written approval. Exhibit I (Approved Contractors) shall only be updated upon the mutual written agreement of the parties, such agreement not to be unreasonably withheld. Notwithstanding Palm’s permission to use the Approved Contractors, Palm’s affirmative obligations under this Agreement will be limited to Licensee. Licensee hereby guarantees the performance of the Approved Contractors under this Agreement and any breach by any Approved Contractors of the terms of this Agreement shall be deemed a breach by Licensee.

2.5 No Reverse Engineering. Licensee shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the source code to any Palm Software.

2.6 Inspection Rights. Palm shall have the right, upon reasonable advance notice, to inspect Licensee’s books, records and facilities with respect to the manufacture of the Licensee Products hereunder and to receive sample [*] thereof in order to verify that (i) such manufacturing is within the scope of this Agreement, (ii) there are appropriate security procedures to protect Palm’s Confidential Information, (iii) Licensee is in compliance with Section 2.5, and (iv) Licensee is in compliance with its other obligations under this Agreement, including, but not limited to those obligations set forth in Section 2.9 (Source Code). Palm shall treat all materials and information received under this Section 2.6 as “Confidential Information” of Licensee’s under Section 12, whether or not such materials and information are marked or identified as such. Licensee shall secure similar rights with respect to any contract manufacturers permitted by Palm under Section 2.4 (No Right to Sublicense or Use Contract Manufacturers) above that permit a third party independent auditor selected by Palm to perform such inspections.

2.7 No Other Licenses. Except as specifically set forth in this Agreement, no other licenses are granted by Palm to Licensee.

*This provision is the subject of a Confidential Treatment Request.

2.8 Limitations on Scope of Agreements. Notwithstanding the other terms and conditions of this Agreement, the rights granted to Licensee under this Agreement do not, and will not, include any right or license outside of the territory and/or field of use specified in Exhibit D for the applicable Licensee Products.

2.9 Source Code. Upon Licensee’s request, Palm may at Palm’s sole option, from time to time, provide Licensee certain portions of the Palm Source Code and Palm Source Code Documentation, subject to the provisions of this Section 2.9.

(a) Right to Examine. Subject to the terms and conditions of this Agreement, Palm hereby grants to Licensee a limited, non-exclusive, non-transferable, fully-paid license to examine the Palm Source Code and Palm Source Code Documentation, for the sole purpose of assisting Licensee in developing Licensee Products (and Licensee Software to the extent such Licensee Software is incorporated in the Licensee Products) within the scope of this Agreement and to reproduce no more than three (3) copies of such Palm Source Code and Palm Source Code Documentation.

(b) Right to Modify. Subject to the terms and conditions of this Agreement, Palm hereby grants to Licensee a limited, non-exclusive, non-transferable, fully-paid license to (i) modify those certain portions of the Palm Source Code identified on an Attachment hereto (collectively, the “Modifiable Source Code”), but only for the limited purpose and such other terms set forth on the applicable Attachment, and (ii) use, reproduce and distribute any such modifications (“Modifications”) in object code form only to the same extent that Licensee is permitted to do so with respect to the Palm OS Software pursuant to Section 2.2, above. For each set of Modifiable Source Code, the parties shall execute separate sequentially numbered Attachments (e.g., Attachment No. 1, Attachment No. 2, etc.) to this Agreement. Licensee shall have no right to (a) modify any Palm Source Code other than the Modifiable Source Code, (b) modify the Modifiable Source Code for any purpose other than as expressly set forth in the applicable Attachment, or (c) sublicense any Modification to a third party except as permitted pursuant to subsection (ii) above.

(c) Limitations of License. Licensee shall have no right to (i) sublicense any of its rights granted under this Sections 2.9 to any third party except as permitted pursuant to Section 2.9(b)(ii) above, (ii) incorporate any Palm Source Code or Palm Source Code Documentation in any technology or products of Licensee or of any third party (except as expressly permitted under Section 2.9(b) above), (iii) disclose any Palm Source Code or Palm Source Code Documentation to any third party, except for the Approved Contractors, (iv) use or reproduce any Palm Source Code or Palm Source Code Documentation other than as permitted by subsections 2.9(a) and (b) above, (v) modify or distribute any Palm Source Code or Palm Source Code Documentation in any manner, except as set forth in Section 2.9(b) above.

(d) Confidentiality. Palm Source Code and Palm Source Code Documentation shall be deemed Confidential Information of Palm for purposes of this Agreement, regardless of whether or not it is so marked. Except as permitted in this Agreement, Licensee shall not use, make, have made, distribute or disclose any copies of the Palm Source Code or Palm Source Code Documentation, in whole or in part, or the information contained therein without the prior written authorization of Palm. Upon the termination or expiration of this Agreement, Licensee will deliver such Palm Source Code and Palm Source Code Documentation, and any materials containing the information therein, to Palm. Licensee shall inform its employees having access to it of Licensee’s limitations, duties and obligations regarding nondisclosure and limited copying and shall obtain or have obtained their written agreement to comply with such limitations, duties and obligations. Licensee shall notify Palm in writing of the identities of any employees having access to such Palm Source Code and Palm Source Code Documentation and shall maintain accurate and complete records of the same, together with copies of each such employee’s written agreement to comply with the terms hereunder; such persons shall be the only persons entitled to access to the Palm Source Code and Palm Source Code Documentation. Upon reasonable notice, Palm may audit such records.

(e) Palm’s Right to Modify/Replace Source Code. Licensee agrees that any access to any Palm Source Code and Palm Source Code Documentation will not limit or restrict Palm’s right to modify or replace such Palm Source Code and Palm Source Code Documentation in future versions of the Palm Software.

(f) Termination of Source Code License. Except as expressly provided in this subsection 2.9(f), all rights and obligations under this Section 2.9, shall terminate and be of no further force or effect if there is a material change in the ownership or control of Licensee such that twenty percent (20%) or more of the voting equity stock of Licensee is owned and/or controlled (directly or indirectly) by one or more Competitors (as defined below). In the event of such termination, Licensee shall promptly (i) cease all examination and/or modification of the Palm Source Code and Palm Source Code Documentation, (ii) return all Palm Source Code and Palm Source Code Documentation, including, but not limited to, all copies thereof, to Palm, and (iii) destroy all copies thereof, in whole and in part, residing within any computers in Licensee’s control. Notwithstanding the foregoing, in the event of such termination, in no event shall such termination affect Licensee’s rights to reproduce and distribute in object code form Modifications existing as of the effective date of such termination pursuant to Section 2.9(b)(ii). “Competitor” means any entity or entities that develops, manufactures, markets and/or distributes (i) a handheld or mobile computing device, and/or (ii) operating systems software for a handheld or mobile computing device that is licensed to third parties on a stand-alone basis.

(g) No Other Licenses. The licenses granted under this Section 2.9 are specifically set forth herein, and no licenses are granted by Palm to Licensee by implication or estoppel to the Palm Source Code or Palm Source Code Documentation.

(h) Survival. Licensee’s obligations under this Section 2.9 with respect to any Palm Source Code and Palm Source Code Documentation shall survive in perpetuity.

3. Delivery

Following Licensee’s payment to Palm of the initial payment referred to in Section 4.1, Palm will deliver to Licensee a complete and current set of the deliverables specified in Exhibit A (Palm Deliverables); provided, however, that in no event will Palm be required to deliver any such items to Licensee before (i) Palm has generally released such deliverables to its customers and (ii) Licensee has obtained any and all necessary governmental approvals for this Agreement.

4. Royalties, Fees, and Reports

4.1 Initial Payment. Licensee shall pay to Palm immediately upon execution of this Agreement the non-refundable license fee specified in Exhibit D (Licensee Products, Royalties and Fees).

4.2 Royalties. Licensee shall pay to Palm the applicable royalties specified in Exhibit D (“Royalties”) for each (i) Licensee Product sold or distributed by Licensee containing; all or any portion of the Palm Software, and (ii) any Update, Upgrade or New Version sold or distributed by Licensee on a stand-alone basis. Such royalties shall be due and payable to Palm regardless of whether Licensee collects payments for the Licensee Products from Licensee’s customers. Licensee shall pay Palm a Royalty for at least the minimum number of [*] of Licensee Products per year specified in Exhibit D (“Minimum Annual Shipments”). If Licensee fails to pay Palm for the Minimum Annual Shipments, Palm may elect to terminate this Agreement pursuant to the provisions of Section 15.3 and in the event of such termination. [*]. Each payment with respect to the Minimum Annual Shipments will be deemed a [*] payment by Licensee of Royalties due under this Agreement for the applicable year. The yearly periods for the Minimum Annual Shipments shall begin upon the earlier of (a) Licensee’s first commercial shipment of a Licensee Product, or (b) one (1) year from the Effective Date, and each anniversary thereof.

4.3 Maintenance and Support Fees. Licensee shall pay to Palm fees as specified in Exhibit D (Royalties and Fees) for maintenance and support of Licensee Products and Updates, Upgrades and New Versions made available by Palm to Licensee pursuant to Sections 6.1 and 7 (“Maintenance and Support Fees”). Such fees shall be due and payable by Licensee to Palm [*] for each quarter during the term [*]. In no event will such fees entitle Licensee to receive any assistance in integrating any Palm Software with any Licensee Products (except as expressly set forth in Section 7.1 (Development Support) below), any custom development work for Licensee or any Licensee Products, or any modifications to any Palm Software. Licensee acknowledges that the maintenance and support fees set forth on Exhibit D apply only with respect to the support and maintenance of the Licensee Products listed on Exhibit D. Licensee further acknowledges and agrees that if Exhibit D is amended by the parties to add additional Licensee Products, then additional maintenance and support fees will apply with respect to such Licensee Products.

4.4 Reports. Licensee shall keep adequate records to verify all reports and payments to be made to Palm pursuant to this Agreement for a period of [*] following the date of such reports and payments. Palm shall have the right to select an independent certified public accountant mutually agreeable to the parties to inspect no more frequently than semiannually the records of Licensee on reasonable notice and during regular business hours to verify the reports and payments required hereunder. If such inspection should disclose any underreporting. Licensee shall pay Palm such amount within [*] of the conclusion of such inspection. The entire cost of such inspection shall be borne by [*]; provided, however, that if Licensee is determined by such inspection to have underpaid royalties by [*] or more, then the cost of such audit shall be borne by [*].

4.5 Forecasts. Beginning in the first quarter that Licensee first commercially ships any Licensee Product and quarterly thereafter during the term of this Agreement, Licensee shall provide Palm with a [*] forecast of sales for each Licensee Product at least [*] prior to the end of each quarter.

Licensee shall use its reasonable commercial efforts to make such forecasts accurate within a range of [*].

4.6 Product Specification. Licensee shall promptly provide Palm with a written detailed specification or product plan for each Licensee Product.

5. Payment Terms

5.1 Payment. Payments and statements shall be sent to Palm according to the following terms:

(a) Royalties shall accrue [*] and shall be payable in United States Dollars within [*] days after the end of each calendar quarter. Each Royalty payment shall be accompanied by a

*This provision is the subject of a Confidential Treatment Request.

statement of all [*] of Licensee Products shipped during the relevant period for which a Royalty is due signed by an authorized representative of Licensee. [*].

(b) All payments shall be accompanied by a statement that shows a breakdown of the (i) Maintenance and Support Fees, (ii) Royalties (including a calculation of Net Revenues), (iii) number of [*] shipped of each Licensee Product broken down by SKUs, and by geographical regions separated by North America (excluding the United States), United States, Central and South America, EMEA (Europe, Middle East and Africa), Asia Pacific (excluding Japan) and Japan, and (iv) the percentage of [*] sold through direct and indirect channels during the relevant period for which a Royalty is due, signed by an authorized representative of Licensee.

(c) All Royalties generated by Licensee in the continents of North and South America and in Japan shall be paid by Licensee to Palm, Inc. at the address set forth at the beginning of this Agreement or such other address as Palm may designate in writing; all Royalties generated by Licensee outside the continents of North and South America and Japan shall be paid by Licensee to Palm Ireland, if Palm so directs, in accordance with Palm’s instructions. All Maintenance and Support Fees shall be paid by Licensee to Palm, Inc.

5.2 Royalty-Free [*] of Licensee Products. For each [*] period during the term of this Agreement, Licensee shall have the right to manufacture and distribute up to [*] in total of Licensee Products, [*], for the following purposes without incurring a Royalty obligation to Palm: (a) [*] for testing; (b) [*] with limited functionality for reseller point of purchase and demonstration; (c) [*] provided to Palm or other Palm licensees, (d) [*] used internally by employees or contractors of Licensee; and (e) [*] given to press and analysts.

5.3 Taxes.

(a) In addition to any other payments due under this Agreement, [*] sales, use, excise, import or export, value added or similar tax or duty, any other tax not based on Palm’s net income, and any governmental permit and license fees, customs fees and similar fees levied upon delivery of the deliverables and/or services hereunder which Palm may incur in respect of this Agreement.

(b) If applicable law requires Licensee to withhold any income taxes levied on payments to be made pursuant to this Agreement (“Withholding Tax”), Licensee shall take advantage of the reduced Withholding Tax provided for by the applicable tax treaty then in force and shall be entitled to deduct such Withholding Tax from the payments due to Palm hereunder. Licensee shall promptly effect payment of the Withholding Tax to the appropriate tax authorities and shall transmit to Palm within [*] business days of such payment official tax receipts or other evidence issued by the appropriate tax authorities sufficient to enable Palm to support a claim for income tax credits in the United States. Licensee further agrees to assist Palm, upon request, if Palm contests, by appropriate legal or administrative proceedings, the validity or amount of the Withholding Tax. In the event Palm does not receive official tax receipts or such other evidence within [*] of payment, Palm shall have the right to invoice Licensee for, and Licensee shall promptly pay, such Withholding Tax.

6. Update, Upgrades, New Versions, Additional Components and APIs

*This provision is the subject of a Confidential Treatment Request.

6.1 Updates, Upgrades and New Versions. Provided that Licensee has paid Palm the Maintenance and Support Fees, during the term of this Agreement Palm shall deliver to Licensee: (a) all Updates, Upgrades and New Versions to the Palm OS Software within [*] after Palm’s production releases thereof; and (b) all Updates and Upgrades to the Palm Software, other than to the Palm OS Software, and Palm Materials within [*] after Palm’s production releases thereof. Upon delivery of such Updates, Upgrades and New Versions to Licensee, the licenses granted to Licensee pursuant to Section 2 above shall be deemed to include such Updates, Upgrades and New Versions.

6.2 Enhancements and Additional Components. Licensee acknowledges that during the term of this Agreement, in addition to Updates, Upgrades and New Versions, Palm expects to release separate modules and additional components designed for use with the Palm Software, but which are not included in the Palm Software, for which Palm may elect to require that licensees (including Licensee) pay separate consideration and enter into separate agreements or amendments in order to have any rights to such modules or components.

6.3 APIs. The parties acknowledge and agree that the purpose of this Section 6.3 is to promote and encourage standardized APIs for the Palm Software in order to (i) assist the developer community by reducing the time, effort and cost involved in developing applications compatible with products incorporating the Palm Software, (ii) provide a rich suite of interoperable applications to the end user community, and (iii) provide data compatibility between products incorporating the Palm Software.

(a) Notification. Licensee will notify Palm within [*] of committing engineering or other resources to researching and/or developing an API, setting forth the general nature of the proposed API, including area of functionality.

(b) Technical Briefing/Collaboration. The parties agree to promptly meet to discuss in detail the function and general manner of operation of such proposed API, and any substantially similar API that Palm may be researching and/or developing in the same area of functionality, if any. The parties agree to cooperate in good faith to release a uniform API, either by way Palm developing such API and including it in the Palm Software, or licensing such API from, or co-developing the API with, Licensee on terms to be agreed upon by the parties, including, without limitation, the parties respective intellectual property rights in such APIs and responsibilities for costs, support and maintenance. Notwithstanding the foregoing, Licensee shall not be required to obtain Palm’s approval prior to the release of any new API, subject to Section 2.3 (Compatibility and Trademark License) above.

(c) Support of Palm API. If Licensee releases an API and Palm later releases an API in the same functional area, Licensee shall support Palm’s API in any Licensee Product developed after the date Palm released its API, provided that such Licensee Product receives Compatibility Certification pursuant to Section 2.3 (Compatibility and Trademark License) above.

(d) Expanded Screen APIs. Licensee agrees that in the event Licensee develops APIs for the expanded screen size of its Licensee Products (the “Screen APIs”), Licensee (i) shall not publish the Screen APIs to public forums, (ii) shall not evangelize the Screen APIs to the Palm OS platform developer community, and (iii) shall seek Palm’s prior approval of any public statements made by Licensee with respect to the Screen APIs.

*This provision is the subject of a Confidential Treatment Request.

7. Support

Palm shall provide Licensee with the following support during; the term of this Agreement in accordance with the Palm support terms set forth in Exhibit E (Palm Support Services), provided that Licensee provides Palm with enough information to profile the reported error.

7.1 Development Support. Palm will provide Licensee with a reasonable level of support by telephone, e-mail, fax or, if mutually agreed by the parties, in person at Palm’s Santa Clara, California site, during Palm’s normal business hours (8:00 a.m.—5:00 p.m. California time, Monday through Friday, excluding holidays) in connection with Licensee’s use of the Palm Software to develop and support the Licensee Products, including the use of reasonable commercial efforts: (i) to answer Licensee’s questions regarding the proper utilization and optimization of the Palm Software; and (ii) to provide solutions, workarounds and/or patches to correct any reproducible error in the Palm Software. Licensee shall designate up to two qualified individuals to act as primary technical liaisons for communications with Palm’s technical support staff. Palm shall designate two qualified individuals to act as primary and secondary technical liaisons for communications with Licensee’s technical support staff.

7.2 Customer Support. Licensee shall be solely responsible for First Level Support and Second Level Support of the Licensee Products, provided that Palm may elect, in its sole discretion, to provide any such support to the extent that Licensee fails to do so and Palm notifies Licensee in writing of its election to do so. The parties agree to work together to develop and facilitate the call handling processes to provide seamless customer support and technical service to resellers and end users of the Licensee Product. In addition, Palm will provide Licensee with Third Level Support during the term of this Agreement. The definitions of First, Second and Third Level Support shall be as set forth in Section 7.3 below. During the term of this Agreement, Palm shall permit Licensee to create hyperlinks to the Palm website and to display certain Palm end user materials on Licensee’s website for customer support purposes, subject to Palm’s prior approval of each proposed use.

7.3 Technical Support.

(a) Technical Support Levels. For the purposes of Section 7.2 above, “Level” means a certain class of service provided for the Licensee Products. Definitions are as follows:

(i) “First Level Support” means first call support on all customer calls; technical support staff answers technical inquiries regarding Licensee Products, performs Licensee Product configuration support, if applicable, and provides broad troubleshooting expertise.

(ii) “Second Level Support” means specialist level technical support; technical support/escalation staff performs problem isolation and replication, and implements a solution for a problem that is not the result of a Palm Software program error. In the case of a Palm Software program error, the technical staff is able to identify the source of the error, create a reproducible test case, and document the details of the error for escalation to Palm.

(iii) “Third Level Support” means backup technical support to two representatives of Licensee’s Second Level Support team (the “Authorized Callers”). Palm will identity to Licensee its technical support personnel for the Palm Software (the “Designated Support Personnel”). The Authorized Callers and Designated Support Personnel will be the primary contacts between Palm’s and Licensee’s technical support and/or escalation centers. Licensee will provide a list of Authorized Callers including names, address, phone numbers, and Internet e-mail address. Palm will provide a similar list of Designated Support Personnel. These lists will be reviewed quarterly and updated as required.

(b) Support Timing. Palm shall make Third Level Support available via telephone, FAX or e-mail solely to Licensee’s Authorized Callers during Palm’s normal business hours (8:00 a.m.-5:00 p.m. California time, Monday through Friday, excluding holidays). Palm shall use reasonable commercial efforts to answer support questions within the timeframes specified in Exhibit E (Palm Support Services). So long as Palm is using reasonable commercial efforts to answer such questions, Palm’s inability to resolve answer such question shall not be deemed a material breach of the Agreement.

(c) Direct Customer Support. Palm will not be obligated to provide direct support of any kind to Licensee’s customers or end users pursuant to this Agreement. Licensee will provide sufficient information and/or training regarding the Licensee Products to Palm’s Designated Support Personnel to enable Palm to properly assist Licensee in resolving problems.

7.4 Termination of Support for Old Version of Palm Software. Palm’s support obligations hereunder shall terminate within [*] after the release of a New Version, Upgrade or Update with respect to the prior version of the Palm Software. For example (i) upon the release of Palm Software 4.0, Palm will cease supporting Palm Software 3.5 within [*], and (ii) upon the release of Palm Software 4.1, Palm will cease supporting Palm Software 4.0 within [*].

7.5 Exclusions. Palm shall have no obligation to provide Licensee with any support or maintenance of any kind at any time with respect to (i) the Palm Source Code or Palm Source Code Documentation, (ii) the integration of any Palm Software with any Licensee Products beyond those covered by Section 7.1, (iii) any custom development work for Licensee or any Licensee Products or (iv) any modifications to any Palm Software.

8. Marketing and Publicity

8.1 Marketing. The parties agree to work together to identify areas where joint marketing efforts would benefit both parties, and upon mutual agreement shall implement such efforts. The parties agree to use reasonable commercial efforts to agree in writing on a joint marketing plan within [*] of the Effective Date.

8.2 Publicity. Neither party shall disclose the terms of this Agreement to any third party, other than its financial or legal advisors, or make any announcements regarding the nature of the relationship between the parties without the prior approval of the other party, except that a party may disclose the terms of this Agreement where required by law, provided that such party uses reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment. The parties agree to issue a joint press release within [*] of the Effective Date and engage in other appropriate press and analyst communications regarding their relationship under this Agreement; following the Effective Date, Licensee acknowledges that Palm may desire to use Licensee’s name in press releases, product brochures and financial reports indicating that Licensee is a licensee of the Palm OS platform and Licensee agrees that Palm may use its name in such a manner.

8.3 Branding. In accordance with Section 23(c), Licensee will use the Palm Compatibility Trademarks in conjunction with the distribution of the Licensee Products during the term of

*This provision is the subject of a Confidential Treatment Request.

this Agreement. Licensee shall use the Palm Compatibility Trademarks on all Licensee Products, splash screens associated with the Licensee Products, packaging for the Licensee Products, documentation for the Licensee Products and all advertising, promotional and other collateral printed materials for the Licensee Products. In addition, Licensee shall use the splash screen provided by Palm in all Licensee Products.

8.4 Developer Support. Licensee shall participate in developer programs as set forth in Exhibit G (Developer Programs) attached hereto. In order to enable Palm to support Licensee’s registered developers in their development activities on the Palm platform, Licensee will cooperate with Palm in order to register such developers with Palm as well.

9. Proprietary Rights

9.1 Title. Licensee acknowledges that the Palm Software and Palm Materials are the valuable trade secrets of Palm. Palm shall be the sole and exclusive owner of the Palm Software and Palm Materials. Subject always to Palm’s ownership of the Palm Software, Licensee shall be the sole and exclusive owner of the Licensee Products and Licensee Software. Applications for the Licensee Products shall belong solely and exclusively to the party developing such applications. All APIs developed solely by Licensee under this Agreement shall belong solely and exclusively to Licensee. Licensee acknowledges that Palm is the sole owner of all trademark rights in the Palm Trademarks specified in Exhibit H (Palm Trademarks). Licensee agrees to do nothing inconsistent with such ownership. All use of the Palm Trademarks by Licensee shall inure to the benefit of, and be on behalf of, Palm.

9.2 Proprietary Rights Notices. Licensee agrees that it will not remove, alter or otherwise obscure any proprietary rights notices appearing in the Palm Software and Palm Materials. Further, Licensee agrees that it will cause to appear on the container or label for each [*] of the Licensee Products manufactured hereunder appropriate patent and copyright notices and proprietary data legends as contained in the Palm Software delivered by Palm or as otherwise reasonably required by Palm.

9.3 U.S. Government Restricted Rights Legend. All Palm technical data and computer software is commercial in nature and developed solely at private expense. Software is delivered as Commercial Computer Software as defined in DFARS 252.227-7014 (June 1995) or as a commercial item as defined in FAR 2.101(a) and as such is provided with only such rights as are provided in Palm’s standard commercial license for such software. Technical data is provided with limited rights only as provided in DFARS 252.227-7015 (Nov. 1995) or FAR 52.227-14 (June 1987), whichever is applicable. Licensee will: (a) identify and license the software developed by Licensee hereunder in all proposals and agreements with the United States Government or any contractor therefor; and (b) legend or mark such software provided pursuant to any agreement with the United States Government or any contractor therefor in a form sufficient to obtain for Palm and its suppliers the protection intended by this Section 9.3 (U.S. Government Restricted Rights Legend). Licensee agrees not to remove or deface any portion of any legend on any software or documentation delivered to it under this Agreement.

9.4 End-User Licensing. Licensee agrees that each copy of the software distributed by Licensee hereunder will be accompanied by a copy of Licensee’s standard end user software license; provided, however, that the terms of such license will be drafted so as to apply to the Palm Software and shall be at least as protective of the Palm Software as: (i) the terms and conditions Licensee uses for its own software products; (ii) the minimum terms and conditions set forth in Exhibit F (Minimum Terms and

*This provision is the subject of a Confidential Treatment Request.

Conditions of End User License); and (iii) the terms and conditions governing this Agreement. Licensee agrees to include in such terms and conditions for use outside of the United States any country-specific provisions needed to comply with the foregoing, and agrees to enforce the terms and conditions applicable to the Palm Software contained in such license.

9.5 Palm Source Code. Licensee acknowledges that Palm Source Code and Palm Source Code Documentation are valuable trade secrets and Confidential Information of Palm. Palm shall be the sole and exclusive owner of the Palm Source Code and Palm Source Code Documentation. Licensee agrees that it will not remove, alter or otherwise obscure any proprietary rights notices appearing in the Palm Source Code or Palm Source Code Documentation. Further, Palm shall own all right, title and interest in and to all Derivative Works and discrete modifications to the Palm Source Code and Palm Source Code Documentation made by or for Licensee (together with Derivative Works, the “Licensee Modifications”) and shall be permitted, in its sole discretion, to use and license such Licensee Modifications for any and all purposes whatsoever and to take all reasonable and necessary steps to protect all intellectual property rights embodied in such Licensee Modifications. Licensee hereby irrevocably transfers, conveys and assigns to Palm its rights in the Licensee Modifications as set forth below in Section 9.6. Licensee shall provide to Palm, within [*] of the end of each calendar quarter of this Agreement, a list and detailed description of all Licensee Modifications created by Licensee during the preceding quarter. Upon [*] written notice from Palm, Licensee shall provide to Palm, in both source code and object code formats, any Licensee Modifications that Palm requests.

9.6 Further Assurances. Licensee agrees to assign and does hereby expressly assign, and agrees to ensure that Licensee’s employees, agents and subcontractors assign, to Palm all right, title and interest worldwide in and to the Licensee Modifications, regardless of the medium, with regard to the copyright, patent, trade secret, mask work and other intellectual property rights associated therewith (including, without limitation, all adaptation, marketing, modification, patrimonial, representation, reproduction and translation rights), except for the moral right but only to the extent that it is inalienable as per Sections L.121-1 and L.121-7 of the French Intellectual Property Code (“Code de la Propriete Intellectuelle”), if such French law is applicable. In this regard, Licensee will ensure that Licensee’s employees, agents and subcontractors appropriately waive any and all claims and assign to Palm any and all interest, right and title in and to the Licensee Modifications, worldwide, including, without limitation, the copyright, patent and trade secret rights associated therewith (except for the limited inalienable moral right under French law as described above if such French law is applicable). During and after the term of this Agreement, Licensee will assist Palm in every reasonable way, at Palm’s expense, to defend, maintain, perfect, register and secure for Palm’s benefit all copyrights, patent rights, mask work rights, trade secret rights, and other proprietary rights in and to the Licensee Modifications. Licensee hereby irrevocably agrees not to assert against Palm or its direct or indirect customers, assignees or sublicensees, any claim of intellectual property rights of Licensee affecting the Licensee Modifications.

10. Warranty

10.1 Palm Warranty. Palm warrants that for a period of [*] after receipt by Licensee of the Palm Software (the “Warranty Period”): (a) the Palm Software will perform substantially in accordance with the Palm End-User documentation; and (b) the media on which Palm delivers the Palm Software and Palm Materials to Licensee shall be free of defects in material and workmanship. As Licensee’s sole and exclusive remedy for any breach of such warranty, promptly following receipt of written notice from Licensee

*This provision is the subject of a Confidential Treatment Request.

of such defects during the Warranty Period, Palm shall replace any such defective media and/or undertake to correct the Palm Software, or if correction of the Palm Software is not possible, replace such Palm Software free of charge. If neither of the foregoing is commercially practicable, Palm shall terminate this Agreement and refund to Licensee any amounts paid to Palm hereunder. EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN THIS SECTION 10, PALM MAKES NO WARRANTIES, TERMS OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, AND SATISFACTORY QUALITY ARE EXPRESSLY EXCLUDED.

10.2 Licensee Product Warranty. Licensee shall be solely responsible for customer warranties of any and all products manufactured by Licensee pursuant to this Agreement.

10.3 Pre-Release Materials. Notwithstanding any other provision of this Agreement, any pre-release versions of the Palm Software are provided on an “AS IS” basis, without any warranty or support obligations whatsoever.

10.4 Palm Source Code Warranty Disclaimer. PALM MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WHATSOEVER, AS TO THE PALM SOURCE CODE OR PALM SOURCE CODE DOCUMENTATION. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, SATISFACTORY QUALITY, NON-INFRINGEMENT, COURSE OF DEALING OR COURSE OF PERFORMANCE ARE EXPRESSLY EXCLUDED.

11. Indemnification

11.1 By Palm. Palm shall, at its own expense, defend Licensee against any third party claim brought against Licensee alleging that the Palm Software, Palm End User Documentation or Palm Compatibility Trademarks used within the scope of this Agreement infringe (i) any patents in the U.S., Japan or a member state of the European Union, (ii) any copyrights worldwide, or (iii) any trademarks in any countries in which Palm markets products in connection with the Palm Compatibility Trademarks, or misappropriate any trade secrets of any third party. Palm shall pay any settlements entered into or damages awarded against Licensee to the extent based on such a claim, provided that Palm is promptly notified, rendered reasonable assistance by Licensee as required, and permitted to direct the defense or settlement negotiations. Palm shall have no liability for any infringement arising from: (a) the integration or combination of the Palm Software, Palm End User Documentation or Palm Compatibility Trademarks together with other software, materials or products not integrated or combined by Palm, if the infringement would not have occurred in the absence of such integration or combination and if such infringement would not have occurred in the unmodified or unintegrated Palm Software or Palm End User Documentation; (b) the use of other than a current unaltered release of the software available from Palm, if the infringement would have been avoided by the use of the then-current release, and if Palm has provided such current release to Licensee; or (c) modifications to the Palm Software or Palm End User Documentation requested by Licensee or made by anyone other than Palm, including, but not limited to the Licensee Modifications.

11.2 Remedies. In the event that Palm reasonably believes that the use or distribution of any Palm Software, Palm End User Documentation or Palm Compatibility Trademarks be enjoined, or in the event Palm reasonably believes that any Palm Software, Palm End User Documentation or Palm Compatibility Trademarks may be subject to an infringement claim, Palm may, at its option, either: (i) substitute substantially functionally equivalent non-infringing Palm Software, Palm End User Documentation or Palm Compatibility Trademarks, as the case may be; (ii) modify the infringing item so that it no longer infringes but remains substantially functionally equivalent; (iii) obtain for Licensee, at Palm’s expense, the right to continue use of such item; or (iv) if none of the foregoing is feasible, Palm may terminate this Agreement, in whole or in part, and refund to Licensee (a) a pro rata portion of any Maintenance and Support Fees prepaid by Licensee for the then-current period, and (b) any Royalties previously paid to Palm with respect to [*] of Licensee Products returned to Licensee by its customers as a direct result of Palm’s termination of this Agreement under this Section 11.2 and for which Licensee can demonstrate that Licensee was contractually obligated to accept return; provided that Licensee derives no revenue from such returned Licensee Products. Notwithstanding the foregoing, Licensee acknowledges that Palm may undertake to obtain licenses from third parties relating to the Palm Software, and in such event the royalty obligation for the Licensee Products arising from such licenses shall be passed through to, and paid at the direction of Palm by, Licensee; provided, however, that the [*] royalty obligation payable by Licensee shall not exceed the [*] royalty obligation (whichever is less) payable by Palm for products similar to the Licensee Products, and shall not in any event exceed [*]. SECTIONS 11.1 AND 11.2 STATE LICENSEE’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THIRD PARTY CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND ALL WARRANTIES OF NON-INFRINGEMENT, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED AND EXCLUDED.

11.3 By Licensee. Licensee shall, at its own expense, defend Palm against any third party claim brought against Palm alleging that the Licensee Products, Licensee Software and/or related materials infringe (i) any patents in the U.S., Japan or a member state of the European Union, (ii) any copyrights worldwide, or (iii) any trademarks in any countries in which Licensee markets products, or misappropriate any trade secrets of any third party. Licensee shall pay any settlements entered into or damages awarded against Palm to the extent based on such a claim, provided that Licensee is promptly notified, rendered reasonable assistance by Palm as required, and permitted to direct the defense or settlement negotiations. Licensee shall have no liability for (a) any infringement arising from the integration or combination of the Licensee Products or Licensee Software together with other software, materials or products not integrated or combined by Licensee, if the infringement would have been avoided in the absence of such integration or combination, and (b) modifications to the Licensee Product or Licensee Software made by anyone other than Licensee, except modifications made by third parties authorized to make such modifications by Licensee. SECTION 11.3 STATES PALM’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THIRD PARTY CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND ALL WARRANTIES OF NON-INFRINGEMENT, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED AND EXCLUDED.

11.4 Other Indemnity by Licensee. Licensee shall indemnify and defend Palm against all claims, suits, losses, expenses and liabilities (including reasonable attorneys’ fees) for bodily injury, personal injury, death and tangible property damage made against Palm as a result of the Licensee Products or the negligence, intentional wrongful acts or omissions, or misrepresentations of Licensee or any person for whose actions Licensee is legally liable. Licensee shall be solely responsible for any claims, warranties or representations made by Licensee or its employees or agents which differ from the warranty provided by Palm hereunder.

12. Confidentiality

12.1 Confidential Information. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving

*This provision is the subject of a Confidential Treatment Request.

Party (as defined in Section 1.1 (Confidential Information)) shall, at all times, both during the term of this Agreement and thereafter for a period of five (5) years keep in confidence and trust all of the Disclosing Party’s (as defined in Section 1.1 (Confidential Information)) Confidential Information received by it (except for any source code, which shall be kept in confidence and trust in perpetuity). The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement. Except for the licenses expressly granted under this Agreement, nothing in this Agreement shall be construed as granting or conferring any rights by license or otherwise, either express, implied or by estoppel, to any Confidential Information of the Disclosing Party, or under any patent, copyright, trademark or trade secret of the Disclosing Party. The Receiving Party shall take reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, contractors, and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements which protect the Confidential Information of the Disclosing Party sufficient to enable the Receiving Party to comply with this Section 12.1 (Confidential Information); provided, however, that Licensee will not disclose any Confidential Information of Palm to any of its contractors or consultants except for the Approved Contractors without Palm’s prior written permission. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party’s Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

12.2 Exceptions to Confidential Information. The obligations set forth in Section 12.1 (Confidential Information) shall not apply to the extent that Confidential Information includes information which is: (a) now or hereafter, through no unauthorized act or failure to act on the Receiving Party’s part, in the public domain; (b) known to the Receiving Party without an obligation of confidentiality at the time the Receiving Party receives the same from the Disclosing Party, as evidenced by written records; (c) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; (d) furnished to others by the Disclosing Party without restriction on disclosure; or (e) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental, investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall: (i) assert the confidential nature of the Confidential Information to the agency; (ii) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

13. Limitation of Liability

EXCEPT FOR LICENSEE’S BREACH OF THE SCOPE OF THE LICENSES IN SECTION 2 (LICENSES) OR LIABILITY ARISING UNDER SECTION 11 (INDEMNITY) OR 12 (CONFIDENTIALITY), NEITHER PARTY SHALL HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR LIABILITIES OF ANY KIND OR FOR LOSS OF REVENUE, LOSS OF BUSINESS, OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF A PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS DEEMED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. IN NO EVENT SHALL PALM’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID BY LICENSEE TO PALM UNDER THIS AGREEMENT.

14. Compliance With Law

14.1 Laws Generally. Licensee agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement.

14.2 Export Regulations. The Palm Software and Palm Materials supplied hereunder are subject to all pertinent import and export laws of the United States, including specifically the U.S. Export Administration Regulations (“EAR”) and the laws of the country in which Licensee obtained them. Licensee agrees that it will be solely responsible for compliance with all such laws. In particular, Licensee agrees that it will not export, re-export, or transfer, directly or indirectly, the Palm Software or Palm Materials, to any person, firm or country on the Denied Persons List, Entity List, Debarred Parties or Specially Designated Nationals lists or to Afghanistan, Cuba, Iran, Iraq, Libya, North Korea, Federal Republic of Yugoslavia (Serbia only), Sudan, or Syria, or any other country or entity designated by the U.S. Government as prohibited by U.S. law, or nationals thereof, and that it is not located in such a country or on such a list. Licensee agrees that it will not transfer, export or re-export, directly or indirectly, the Palm Software or Palm Materials for use or to users in military or proliferation activities (Nuclear, Missile, Chemical or Biological Weapons) without U.S. Government authorization (by export license or regulation). Licensee agrees that, upon request, it will provide additional end use/end user information or written acceptance of requirements and responsibilities to comply with U.S. export license requirements. Licensee agrees to be bound by any future modifications of the foregoing list of restricted destinations by amendments to the EAR or other U.S. government regulations. These requirements shall survive the term or termination of the Agreement.

15. Term and Termination

15.1 Term. This Agreement shall be effective from the Effective Date for a period of five (5) years, unless earlier terminated in accordance with its terms. Thereafter, this Agreement may be renewed solely by the mutual written agreement of the parties, which shall specify the applicable Royalties and any other additional terms as may be agreed by the parties.

15.2 Termination Due to Bankruptcy, etc. In the event a party: (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws which such party fails to have released within [*] after filing; (iii) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of such party; or (iv) such party makes a general assignment for the benefit of creditors, the other party may terminate this Agreement by giving a termination notice, which termination shall become effective [*] after mailing.

15.3 Right to Terminate. Either party shall have the right to terminate this Agreement if the other party is in material breach of any term or condition of this Agreement and fails to remedy such breach within [*] after receipt of written notice of such breach given by the non-breaching party; provided, that any nonpayment or late payment under Section 4 (Royalties, Fees or Reports) or Section 5.1 (Payment), or any breach of the scope of the licenses granted herein shall be deemed a material breach hereunder.

*This provision is the subject of a Confidential Treatment Request.

15.4 Effect of Termination.

(a) Upon the termination or expiration of this Agreement: (i) the licenses and other provisions of this Agreement shall be terminated and Licensee shall discontinue the use, manufacture, reproduction, distribution and sublicensing of the Licensee Products, Palm Software, Palm Materials and Palm Trademarks; (ii) Licensee’s obligation to pay all sums due hereunder shall be accelerated and all such sums shall be due and payable within [*] of the end of the calendar quarter in which the date of termination or expiration occurred; and (iii) the Receiving Party shall, within [*] of receipt of a written request by the Disclosing Party to do so, return to the Disclosing Party or destroy all full or partial copies, in whatever media, of any and all confidential materials in the Receiving Party’s possession which had been furnished to the Receiving Party by the Disclosing Party pursuant to this Agreement, and the Receiving Party shall warrant in writing to the Disclosing Party within [*] after termination or expiration that all such materials have been returned to the Disclosing Party or destroyed.

(b) Notwithstanding the provisions of subsection (a) above: (i) during the [*] following the expiration of this Agreement, Palm will continue to provide Licensee with Third Level Support in accordance with Section 7.2; and (ii) Licensee will continue to have the right to distribute any Licensee Products that have been manufactured prior to the date of such expiration.

15.5 Survival. Neither the termination nor expiration of this Agreement shall relieve either party from its obligations to pay the other any sums accrued hereunder. The parties agree that their respective rights, obligations and duties under Sections 2.3(d) (Trademark Ownership), 2.9(i) (Survival), 4 (Royalties, Fees and Reports), 5.3 (Taxes), 8.2 (Publicity), 9 (Proprietary Rights), 10 (Warranty), 11 (Indemnification), 12 (Confidentiality), 13 (Limitation of Liability), 14 (Compliance with Law), 15 (Term and Termination) and 16 (Miscellaneous) shall survive any termination or expiration of this Agreement and remain in effect for a period of five (5) years thereafter or the period specified in this Agreement, if longer.

15.6 No Damages For Termination or Expiration. PALM SHALL NOT BE LIABLE TO LICENSEE FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. LICENSEE WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS FOR TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF ANY TERRITORY OR OTHERWISE. Palm will not be liable to Licensee on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by Licensee or for any other reason whatsoever based upon or growing out of such termination or expiration. Licensee acknowledges that: (i) Licensee has no expectation and has received no assurances that any investment by Licensee in the promotion of Licensee Products will be recovered or recouped or that Licensee will obtain any anticipated amount of profits by virtue of this Agreement; and (ii) Licensee will not have or acquire by virtue of this Agreement or otherwise any vested, proprietary or other right in the Palm Trademarks or in “goodwill” thereunder.

16. Miscellaneous

16.1 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telex or fax, (c) sent by

*This provision is the subject of a Confidential Treatment Request.

commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 16.1 (Notices).

If to Palm, Inc. or
Palm Ireland:	Palm, Inc. 5470 Great America Parkway Santa Clara, CA 95052 Attention: Senior Director of Worldwide Licensing and Business Development Fax: (408) 326-9791

With copies to:	Palm, Inc. 5470 Great America Parkway Santa Clara, CA 95052 Attention: General Counsel Fax: (408) 878-2180

If to Licensee:	AlphaSmart, Inc. 20400 Stevens Creek Boulevard, Suite 300 Cupertino, CA 95014 Attention: Manish Kothari, Chief Marketing Officer and COO Fax: (408) 252-9409

With copies to:	Brobeck, Phleger & Harrison, LLP Two Embarcadero Place 2200 Geng Road Palo Alto, CA 94303 Attention: Curtis Mo, Esq. Fax: (650) 496-2736

Such notice will be treated as having been received upon the earlier of actual receipt or five (5) days after posting.

16.2 Amendment; Waiver. This Agreement may be amended or supplemented only by a writing that is signed by duly authorized representatives of both parties. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party. whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

16.3 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the remainder of the provision shall be amended to achieve as closely as possible the economic effect of the original term and all other provisions shall continue in full force and effect.

16.4 Governing Law and Language. This Agreement shall be governed by and construed under the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. The English-language version of this Agreement controls when interpreting this Agreement.

16.5 Choice of Forum. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Northern District of California, San Jose Branch and the Superior and Municipal Courts of the State of California, Santa Clara County, in any litigation arising out of the Agreement; provided, however, that the foregoing shall not be deemed or construed to restrict, in any manner, a party’s ability to submit patent matters to the U.S. International Trade Commission for resolution.

16.6 Injunctive Relief. The copying, disclosure, or use of the Palm Software in a manner inconsistent with any provision of this Agreement will cause irreparable injury to Palm for which Palm will not have an adequate remedy at law. Palm shall be entitled to equitable relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions. Furthermore, improper use of the Palm Trademarks will cause irreparable injury to Palm for which Palm will not have an adequate remedy at law. Palm shall be entitled to equitable relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions.

16.7 Attorneys’ Fees. In any action to enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorneys’ fees incurred, including such costs and attorneys’ fees incurred in enforcing and collecting any judgment.

16.8 Force Majeure. Neither party will be liable for any failure or delay in performance under this Agreement due to fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, war, insurrection, riot, act of God or the public enemy, law, act, order, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement) or any other event beyond the reasonable control of the party whose performance is to be excused; provided that in the event Licensee fails to perform its obligations to make payments due to a force majeure event pursuant to this Section 16.8 and such force majeure event continues for a period of more than twenty (20) days, Palm shall have the right to declare a material breach of this Agreement pursuant to the terms of Section 15.3 above.

16.9 Assignment. Palm may assign this Agreement without restriction, provided the assignee agrees in writing to be bound by the terms of this Agreement. Licensee may not assign any rights or duties under this Agreement or assign this Agreement in its entirety, whether by operation of law or otherwise, without the prior written consent of Palm, which consent shall not be unreasonably withheld and any attempt to do so without such consent will be void. Notwithstanding the foregoing, Licensee shall have the right to assign this Agreement one time without such consent to a wholly owned subsidiary of Licensee (the “Subsidiary”); provided that (i) the Subsidiary continues to be wholly owned by Licensee, (ii) the Subsidiary agrees in writing to be bound by the terms of this Agreement, (iii) neither Licensee nor the Subsidiary has any further right to assign this Agreement, whether by operation of law or otherwise, and (iv) Licensee shall remain responsible for all payment obligations under this Agreement. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

16.10 Relationship of the Parties. The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment, or franchise between the parties. Neither party has the authority to bind the other or to incur any obligation on its behalf.

16.11 Allocation of Risk. The sections on limitation of liability, warranties and disclaimer of warranties allocate the risks in the Agreement between the parties. This allocation is an essential element of the basis of the bargain between the parties.

16.12 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

16.13 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

16.14 Entire Agreement. This Agreement, including all Exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below effective as of the Effective Date.

Palm, Inc.		AlphaSmart, Inc.

By:	/s/ A. Kessler	By:	/s/ Manish Kothari

Name: A. Kessler		Name: Manish Kothari

Title: GM Platform		Title: CMO & COO

Date: June 29, 2001		Date: June 22, 2001

Palm Ireland Investment

By:	/s/ Stephen Yu

Name: Stephen Yu

Title: Director

Date: June 22, 2001

List of Exhibits

A	Palm Deliverables

B	Test Criteria

C	Palm Trademark Policy Guidelines

D	Licensee Products, Royalties and Fees

E	Palm Support Services

F	Minimum Terms and Conditions of End User License

G	Developer Programs

H	Palm Trademarks

I	Approved Contractors

EXHIBIT A

PALM DELIVERABLES

[*]

A.1. Palm Software

Palm Software is delivered to licensees on the Palm OS Development Kit CD and includes:

•	All the object files needed to create a functional ROM, localized for English, Japanese, and EFIGS (English, French, Italian, German, Spanish) multilingual. The ROM includes Palm OS Software and Palm Device Applications

•	HotSync Manager and application conduits for both Macintosh and Windows, localized for English, Japanese, and EFIGS multilingual

•	Palm Desktop Applications for both Macintosh and Windows, localized for English, Japanese, and EFIGS multilingual

•	Platform Reference Package for Motorola Dragonball family of processors (EZ and VZ).

•	Hardware Abstraction Layers (HALs) for Reference Hardware only.

A.1.1 Palm OS Software

Palm OS Software is the set of APIs and code that provide access to the services of the hardware on the device. The Palm OS Software includes the .prc files as well as drivers that directly interface to the hardware, configured as sample ROM builds for the Dragonball EZ and Dragonball VZ processors documented in [*] and updated from time to time by Palm.

A.1.2 Palm Device Applications

The following device applications are included in the sample ROM builds referenced in section A1.1 above: Datebook, Address Book, Mail, Memo, ToDo, Calculator, Security, Setup, CardInfo, Clipper, Dial, SmsMessenger.

A.1.3 HotSync Manager & Conduits

The APIs/protocols by which the device can synchronize data and applications with the desktop. The device components are delivered in sample ROM builds for the Dragonball EZ and Dragonball VZ processors documented in [*] The Desktop components for Macintosh and Windows are provided in the Desktop Installer Kit on the Palm OS Development Kit CD.

A.1.4 Palm Desktop Applications

The applications built on the HotSync APIs that mirror the functionality of the Palm Device Applications on the Macintosh and Windows Desktop as provided on the Palm OS Development Kit CD.

A.1.5 Platform Reference Package

for Motorola Dragonball family of processors (EZ and VZ) as documented in:

* This provision is the subject of a Confidential Treatment Request.

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[*]

[*]

[*]

[*]

[*]

on the Palm OS Development Kit CD.

A.1.6 Hardware Abstraction Layers

The Dragonball EZ and VZ processor-specific HAL source code as documented in the [*] and the [*] on the Palm OS Development Kit CD.

A.2 Palm Device Applications SDK

-	Software Development Kit, or SDK. For Macintosh, Windows, and (POSE only) UNIX

-	Conduit Development Kit, or CDK. For Macintosh and Windows.

Documented in [*]

A.3 Palm Development Environment

-	Licensee localization kit

-	Flash utility kit

-	Licensee tools [*]

-	Phone Driver Development Kit

-	Hardware Reference Boards

        Documented in [*]

A.4 Palm End User Documentation

        End-user documentation kit (Windows & English only). Documented in [*]

A.5 Palm Installation CD Files

        Desktop installer kit. Documented in [*]

A.6 Palm Technical Documentation

Documented in [*]

* This provision is the subject of a Confidential Treatment Request.

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EXHIBIT B

TEST CRITERIA

[*]

*This provision is the subject of a Confidential Treatment Request.

4

EXHIBIT C

PALM TRADEMARK POLICY GUIDELINES

Palm, Inc. Trademark Guidelines

The Palm Brand Identity is a valuable asset to Palm, Inc. and delivers a unique promise to its customers: solutions that are simple, elegant, and truly useful. Consistent and correct use of the Palm trademarks, logos, and trade dress will protect and increase their value over time.

Everyone – including Palm licensees, employees, vendors, distributors, consultants, partners, and developers – must be responsible for using Palm trademarks, logos, and trade dress correctly everywhere, all the time, internally and externally.

The Top Three Trademark Rules

1.	Always use Palm trademarks as adjectives followed by appropriate nouns.

Do not hyphenate trademarks with other words or use them as verbs or nouns.

•	Don’t: Use your Palm™ to organize all your data.

•	Don’t: HotSync™ your handheld to backup your data.

•	Do: Use your Palm™ handheld to organize all your data.

•	Do: Perform a HotSync™ operation to backup your data.

2.	Always use the correct spelling and format of trademarks and logos with the correct trademark notice symbols in superscript or subscript.

If superscript or subscript is not available or may not be transmitted correctly (e.g., in e-mail), use parentheses: (TM) and (R).

•	Don’t: Use the Hotsync® function to back up data.

•	Do: Use the HotSync® function to back up data.

•	Do: Graffiti(R) handwriting recognition software is built into all Palm(TM) handhelds.

3.	Always use trademarks, logos, and trade dress only in the correct contexts.

Some brand elements are intended for use only with certain products or by particular parties (e.g., Palm only, or Palm and its partners).

•	Don’t: Use the Palm corporate logo or trade dress in marketing materials emanating from licensees

•	Do: Use the Palm Powered logo on licensee and OEM products that operate on the Palm OS PLATFORM.

•	Do: Use the Palm Powered Compatible Solution logo on software that has passed Palm OS compatibility testing.

•	Do: Use the Designed for Palm Handhelds logo on hardware and accessories that have passed Palm compatibility testing.

2

Long-Form Attribution Block

In order to protect Palm, Inc.’s valuable intellectual property rights, all publicly distributed communications mentioning Palm trademarks should include an attribution block in the following format:

Palm OS, Palm Computing, HandFAX, HandSTAMP, HandWEB, Graffiti, HotSync, iMessenger, MultiMail, Palm.Net, PalmConnect, PalmGlove, PalmModem, PalmPoint, PalmPrint, PalmSource and the Palm Platform Compatible Logo are registered trademarks of Palm, Inc. Palm, the Palm logo, MyPalm, PalmGear, PalmPix, PalmPower, AnyDay, EventClub, HandMAIL, the HotSync Logo, PalmGlove, Palm Powered, the Palm trade dress, Smartcode, Simply Palm, WeSync and Wireless Refresh are trademarks of Palm, Inc.

A frequently updated copy of the Palm trademark attribution block can be found at:

http://www.palm.com/about/iprights.html

Short-Form Attribution Block

Of course, the attribution block may be shortened by removing any trademarks that are not referenced in either graphics or copy in a particular piece. For example, an advertisement containing references to HotSync technology, the Palm OS Platform, the Palm m100 handheld and featuring the Palm Powered logo should contain the following attribution block:

HotSync and Palm OS are registered trademarks of Palm, Inc. Palm, the Palm logo and Palm Powered are trademarks of Palm, Inc.

Licensed Marks

The trademarks PalmPix, PalmPrint, PalmPower and PalmGear are licensed by Palm to third parties. Whenever one of these marks is used in a piece, the mark should be included within the attribution block and one of the following statements added to the end of the attribution block:

•	Eastman Kodak Company uses the PalmPix trademark under express license from Palm, Inc.

•	Stevens Creek Software uses the PalmPrint trademark under express license from Palm, Inc.

•	Component Enterprises, Inc uses the PalmPower trademark under express license from Palm, Inc.

•	MobilePCGear H.Q., Inc uses the PalmGear trademark under express license from Palm, Inc.

3

Trademark and Noun List

Below is a list of Palm trademarks along with the nouns with which the marks are commonly used. All nouns should appear in lowercase except where accepted capitalization rules dictate otherwise (headings, titles, etc.).

AnyDay™

•      Services

Graffiti®

•      Alphabet

•      character

•      command stroke

•      handwriting recognition software

•      power writing software

•      shortcuts

•      writing

•      writing area

HotSync®

•      button

•      cable

•      cradle

•      icon

•      manager

•      operation

•      server

•      technology

iMessenger®

•      application

•      message

•      software

MultiMail®

•      software

•      Professional email software

MyPalm™

•      Portal

•      Services

Palm™

•      accessories

•      handheld

•      handheld computer

•      products

•      software

PalmConnect®

•      Serial Kit

•      USB Kit

PalmGlove™

•      Case

PalmModem®

•      AC adapter

•      connectivity kit

Palm.Net®

•      account

•      service

Palm OS®

•      platform

•      software

PalmPoint®

•      dual action stylus

Palm Powered™

•      handheld

•      handheld computer

•      mobile phone

•      smart phone

•      solution

PalmSource®

•      conference

Notes

These guidelines are for materials distributed in the United States and multi-nationally. They reflect the trademark registration status in the U.S. Trademark Office. For materials distributed only in a specific country or for questions regarding Palm trademarks please contact:

Jason Firth Senior Trademark Counsel 408-326-9629 jason.firth@corp.palm.com	or	Velinda Galvin IP Paralegal 408-326-0411 velinda.galvin@corp.palm.com

Most licensees of Palm intellectual property rights are required to submit specimens of their products, packaging and marketing materials for approval by Palm. When possible, send electronic copies to:

trademarks@corp.palm.com

Send physical copies to:

Palm, Inc.

5470 Great America Parkway

Santa Clara, CA 95052

Attention: Senior Trademark Counsel, M/S 9209

A frequently updated copy of the these guidelines can be found online at:

http://www.palm.com/about/iprights.html

These guidelines shall include the Marketing Communication Guidelines and the Hardware Logo Placement Guidelines attached hereto

5

EXHIBIT D

LICENSEE PRODUCTS, ROYALTIES AND FEES

1.	LICENSEE PRODUCTS

Product name: Licensee’s code named “Hemingway” product line

Product configuration: The “Hemingway” product line is a simple, portable and affordable computer companion, offering a full-sized keyboard, an enhanced display for full-functioned word processing, other graphical display applications, and Graffiti text input. “Hemingway” product line’s operating system is the Palm OS operating system.

Territory: Worldwide

Field of use: Keyboard-based expanded display product family for academically aligned professionals and education markets

2.	INITIAL LICENSE FEE

Licensee shall pay to Palm immediately upon execution of this Agreement the sum of [*].

3.	ROYALTIES

For the [*], the [*] Royalty shall be [*]

For the [*], the [*] Royalty shall be [*]

For the [*], the [*] Royalty shall be [*]

Per New Version, Upgrade or Update: [*]; provided, however, that the Royalty for [*] will not be less than [*]

Minimum Annual Shipments

Year	[*] of Licensee Products
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]

4.	MAINTENANCE AND SUPPORT FEES

Annual Fee: [*].

*	This provision is the subject of a Confidential Treatment Request.

6

Payment: [*].

*	This provision is the subject of a Confidential Treatment Request.

7

EXHIBIT E

PALM SUPPORT SERVICES

1. Definitions.

“Severity One” Support is defined as support required to address a fatal program error in the Palm Software which has a critical business impact and precludes significant useful work from being done or, significantly precludes developer and/or end-user operations.

“Severity Two” Support is defined as support required to address a program error in the Palm Software which has a significant business impact where important features are unavailable with no acceptable workaround and development operations are seriously impaired.

“Severity Three” Support is defined as support required to address a program error in the Palm Software with some business impact, such as important features unavailable but a workaround is available or less significant features are unavailable with no reasonable workaround.

2. Support Response Times. The parties shall promptly agree in good faith to share any information and/or documentation which may be required to permit Palm to identify and resolve any development support requests. The support response period begins after Palm (a) has enough information to profile the reported error and (b) can recreate the reported error or has access to a facility where the error can be recreated (“Start Date”). Palm agrees to use commercially reasonable efforts to recreate the reported error and respond based on the following timetable:

“Severity One” Support. Palm shall use reasonable commercial efforts to resolve or reduce the severity via workaround and/or patch within two (2) business days of the Start Date, or if unable to resolve such problem within such timeframe, Palm shall provide its action plan within such timeframe and provide regular status updates. A final resolution shall be identified in the action plan. Palm and Licensee problem managers shall review incident after two (2) business days and every two (2) business days thereafter until the error has been resolved.

“Severity Two” Support. Palm shall use reasonable commercial efforts to resolve or reduce the severity via workaround and/or patch within five (5) business days of the Start Date, or if unable to resolve such problem within such timeframe, Palm shall provide its action plan within such timeframe and provide regular status updates. Palm and Licensee problem managers shall review incident after five (5) business days. A final engineering resolution shall be identified in the action plan.

“Severity Three” Support. Palm shall use reasonable commercial efforts to acknowledge the error within ten (10) business days of receipt of notice. Palm shall provide a final engineering resolution within three (3) months or next scheduled release, whichever is sooner.

So long as Palm is using reasonable commercial efforts to recreate reported errors and resolve or reduce Severity One and Severity Two problems in accordance with the action plan provided, Palm’s inability to resolve such problems within the timeframes stated herein or the action plan shall not be deemed a material breach of Section 6.1 or any other provision of the Agreement. The prescribed support response times above may be extended as mutually agreed, such agreement not to be unreasonably withheld, e.g., if resolution of the problem requires timely hardware certification or test, or if resolution represents significant risk to the essential functions. Any support requests that are attributable to any matters other than errors in the

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unmodified Palm Software provided by Palm to Licensee hereunder are subject to billing at Palm’s standard time and materials rates.

3. Support Evaluation. The parties will attempt in good faith to promptly resolve any controversy or claim relating to performance of the technical support assistance provided by Palm under this Agreement. Each party may request the other party to involve appropriate senior executives of such other party who shall have the authority to resolve the matter.

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EXHIBIT F

MINIMUM TERMS AND CONDITIONS OF END USER LICENSE

1.                      (“Licensor”) grants the end user (“End User”) a nonexclusive license to use the software accompanying the Licensor Product (“Software”). With respect to the Licensor Product Desktop Software, End User may reproduce and provide one (1) copy of such Software for each personal computer or Licensor Product on which such Software is used as permitted hereunder. With respect to the Licensor Product Platform Software, End User may use such Software only on one (1) Licensor Product. End User may assign its right under the End User License Agreement to an assignee of all of End User’s rights and interest to the Software only if End User transfers all copies of the Software subject to the End User License Agreement to such assignee and such assignee agrees in writing to be bound by all the terms and conditions of the End User License Agreement.

2. End User agrees not to reverse engineer, decompile or disassemble the Software. End User will not copy the Software except as necessary to use it in accordance with this End User License Agreement. End User agrees that any such copies of the Software shall contain the same proprietary notices which appear on and in the original copy of the Software.

3. Except as stated above, the End User License Agreement does not grant End User any rights (whether by license, ownership or otherwise) in or to intellectual property with respect to the Software.

4. End User will not export or re-export the Software without all appropriate United States and other foreign government licenses.

5. Title to and ownership of the Software and any copy thereof shall remain with Licensor and its suppliers.

6. If the Software is licensed for a proposal or agreement with the United States Government or any contractor therefor, the Software must be legended, marked and licensed as described in Section 9.3 of the Agreement.

7. Palm is a specified third party beneficiary of the end user license.

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EXHIBIT G

DEVELOPER PROGRAMS

Development Technical Services

Palm will provide the following services:

•	Support the Palm OS platform publicly documented APIs, including both handheld and desktop APIs that are part of Palm OS Software.
•	Provide a central area where developers for any Palm OS platform device can go to find technical information, including Frequently Asked Questions (FAQ’s), Sample Code, Software Development Kits (SDKs), Application Programmer Interface (API) Documentation, Mechanical and Electrical specifications, White Papers and other related material for both the core platform APIs and all public APIs specific to Licensee Products
•	Licensee will:
•	Provide introductory training on its APIs to Palm.
•	Provide Palm with its SDKs and with a minimum of 7 [*] of each Licensee Product (including localized versions) for use in recreating developer problems, training on the Licensee APIs and evangelizing the Licensee Products to Palm OS platform software developers.
•	Provide Palm with all one-to-many support materials that can be used to support developers, including, but not limited to FAQ’s, Sample Code, SDKs, Documentation, Mechanical and Electrical specifications, White Papers and other related material for Licensee specific APIs that are made available to developers.
•	Provide a process for escalation of questions from Palm that are related to the Licensee publicly supported APIs.

Development Documentation

Palm will:

•	Create, maintain and provide developer documentation for the public Palm OS platform APIs
•	Provide style guidelines for developer documentation to Licensee.

Licensee will:

•	Provide appropriate developer documentation for its public APIs
•	Adhere to the Palm OS platform technical publications style guidelines to ensure consistency of the documentation across the Palm OS platform enabling developers to use the documentation in the most efficient way.

Development Tools

Palm will:

•	Offer the Licensee SDK on the Palm OS Development Zone Website (the “Support Site”) once Palm has approved of such SDK

*	This provision is the subject of a Confidential Treatment Request.

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Licensee will:

•	Integrate the SDK for its public APIs into the current Palm OS platform environment used for development. Currently this is CodeWarrior for Palm OS Platform.
•	Provide Licensee’s SDK to Palm for posting on the Support Site.

Development Programs

Palm will:

•	Provide URL links and/or information about certain Licensee programs for Palm OS platform developers on the Support Site.
•	Provide access to Palm OS platform communication vehicles, such as the monthly electronic developer newsletter.

Licensee will:

•	Where Licensee has a web site for developers, it will provide URL links to and/or information about Palm developer programs.

Development Training

Palm will:

•	Where Licensee provides its own public APIs, Palm may consider, in its sole discretion, adding training modules for those APIs to the “Palm OS® Programming” development training courseware.
•	Licensee will:
•	Where Palm elects to develop training modules for Licensee’s public APIs, Licensee will:
•	Provide units, required infrastructure and documentation (interim or otherwise) to the Palm course developers creating the module.
•	Provide resources to review the training modules for technical accuracy. These resources to include development engineers responsible for the creation of the APIs, code level technical support engineers responsible for supporting such APIs and appropriate trademark and legal review.

Development Conference

Licensee will:

•	Be a sponsor of all PalmSource® Developer Conferences at a minimum expenditure of [*]. Licensee will provide appropriate technical, marketing, and business content for sessions related to Licensees Products. Licensee will also provide units and required infrastructure and personnel for any labs or training sessions.

*	This provision is the subject of a Confidential Treatment Request.

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EXHIBIT H

PALM TRADEMARKS

I.	PALM COMPATIBILITY TRADEMARKS

Palm Powered™

Palm Powered logo™

Palm Powered Compatible Solution logo™ [for use with software only]

Palm OS®

II.	OTHER PALM TRADEMARKS

Graffiti®

HotSync®

IMessenger®

Palm™

Palm Computing®

PalmConnect®

PalmPoint®

PalmModem®

PalmGlove®

PalmPix™

Palm.net®

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EXHIBIT I

APPROVED CONTRACTORS

CONTRACT MANUFACTURERS

[*]

[*]

DEVELOPMENT CONTRACTORS

[*]

[*]

[*]

[*]

[*]

*	This provision is the subject of a Confidential Treatment Request.

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